Exhibit 21.1
LIST OF SUBSIDIARIES OF
CVR ENERGY, INC*

The following is a list of all subsidiaries of CVR Energy, Inc and their jurisdiction of organization.

Entity	Jurisdiction
CVR Energy Holdings, Inc. (f/k/a Coffeyville Nitrogen Fertilizers, Inc.)	Delaware
Coffeyville Resources Crude Transportation, LLC	Delaware
Coffeyville Resources Nitrogen Fertilizers, LLC	Delaware
Coffeyville Resources Pipeline, LLC	Delaware
Coffeyville Resources Refining & Marketing, LLC	Delaware
CVR Services, LLC (f/k/a Coffeyville Resources, LLC)	Delaware
CVR Nitrogen, LP	Delaware
CVR Partners, LP	Delaware
CVR Refining, LLC	Delaware
CVR Refining, LP	Delaware
East Dubuque Nitrogen Fertilizers, LLC	Delaware
Wynnewood Energy Company, LLC	Delaware
Wynnewood Refining Company, LLC	Delaware
CVR Common Assets WYN, LLC	Delaware
CVR Common Assets CVL, LLC	Delaware

*    Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of CVR Energy, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.